Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-53700) of Pacer International, Inc. of our report dated February 28, 2003 relating to the consolidated financial statements and the financial statement schedule, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

San Francisco, California

March 19, 2003